Exhibit 99.1

FOR IMMEDIATE RELEASE

Interparfums, Inc. Elects Two New Board Members and Announces Annual Meeting Results

New York, New York, September 10, 2025, Interparfums, Inc. (NASDAQ GS: IPAR) today announced the results of the matters voted upon at its Annual Meeting of Shareholders held on Wednesday, September 10, 2025, including the election of two new members to its Board of Directors.

Shareholders approved of all proposals presented at the meeting, as follows:

1. Election of Directors – Shareholders elected a Board of Directors consisting of eleven (11) members to serve until the Company’s next annual meeting of shareholders and until their successors are duly elected and qualified.

  Incumbent Directors: All nine (9) current directors - Jean Madar, Chief Executive Officer of Interparfums, Inc., Philippe Benacin, Chief Executive Officer of Interparfums SA, Michel Atwood, Chief Financial Officer of Interparfums, Inc., Philippe Santi, Executive Vice President of Interparfums SA, François Heilbronn, Robert Bensoussan, Veronique Gabai-Pinsky, Gilbert Harrison, and Gerard Kappauf - were nominated and re-elected by shareholders.
  Board Expansion and New Directors: The Board proposed, and shareholders approved, expanding the number of directors from nine (9) to eleven (11). This expansion included the election of two (2) new directors, Patrick Bousquet-Chavanne and Herve Bouillonnec, who bring significant leadership experience and industry expertise to the Board.

Patrick Bousquet-Chavanne, Independent Director, is an accomplished executive in the fast moving consumer goods and retail sectors, with over 35 years of international experience across London, Paris, Dubai, and New York. He has held senior leadership roles at prestigious companies including, The Estee Lauder Companies Inc, LVMH, Marks & Spencer PLC, EMAAR PJSC, and most recently served as CEO of ESW Americas.

Currently, Mr. Bousquet-Chavanne spearheads the Abu Dhabi Retail Development Program for the Abu Dhabi Investment Office, while also consulting through his company, PBC Consulting. He previously served on the Advisory Board of ESW and as CEO of EMAAR Malls. Prior to his tenure at EMAAR Malls, Mr. Bousquet-Chavanne was Chief Customer, Marketing, and Digital Officer at Marks & Spencer PLC.

Mr. Bousquet-Chavanne is a former Independent Director of Brown-Forman (NYSE: BF-B), and currently serves as Lead Independent Director on the board of Flow Water Inc. (TSX: FLW). He also chaired the Compensation Committee at HSNi (NASDAQ: HSNI).

He holds an MBA from Purdue University Krannert School of Management and an Advanced Management Degree from the Stanford Executive Program in Strategy and Organization. He is a Conseiller du Commerce Exterieur de la France (CCE), a member of Purdue University's Marketing Advisory Board and has been part of the Retail Leadership Group for The Prince’s Trust, a UK charity founded by Charles, Prince of Wales.

Hervé Bouillonnec, Director and Chief Commercial Officer of Interparfums, USA LLC, oversees the commercial strategy and licensing acquisitions. Mr. Bouillonnec joined the Company in May 2007 to spearhead the Company’s worldwide fragrance business for its United States based operations, headquartered in New York City.

Mr. Bouillonnec has brought Interparfums USA his extensive experience in luxury brand management, including time with Yves Saint Laurent (Kering Group) and Givenchy (LVMH). He was responsible for growing their prestige beauty and fragrance business to its full potential in global domestic and travel retail markets.

He studied in France, England, and Barcelona, earning a Bachelor of Arts in European Business in Great Britain and a Master’s in European Economics from the University of Barcelona in Spain. Mr. Bouillonnec speaks French, Spanish, and English fluently.

2.  Advisory Vote on Executive Compensation – Shareholders approved the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement.

3.  Approval of Cancellation of “Hook Shares” – Shareholders approved the cancellation of the “hook shares” held by Inter Parfums Holding SA, a wholly owned subsidiary of Interparfums, Inc.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino. Goutal and Off-White will join the Company’s fragrance portfolio in 2026.

Contact Information:

Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@theequitygroup.com
www.interparfumsinc.com		www.theequitygroup.com